Exhibit 99.1


      United States Filter Corporation Announces The Acquisitions of Kinetics
                        Group Inc. And Other Transactions


PALM DESERT, Calif., Jan. 5 -- United States Filter Corporation (NYSE: USF) announced today that it has signed a definitive agreement to acquire The Kinetics Group, Inc. for approximately $170,000,000 plus outstanding debt. U.S. Filter will issue shares of its common stock to the stockholders of Kinetics pursuant to a private placement. The transaction will be accounted for as a tax-free pooling of interests. The transaction is subject to Hart Scott Rodino clearance.

Kinetics is the leading U.S. provider and manufacturer of sophisticated high purity process piping systems and is also a major U.S. integrator of high purity water, fluid and gas handling systems that are critical to the pharmaceutical, biotechnology and microelectronics industries. Kinetics offers turnkey solutions to its customers, who are industry-leading manufacturers in their respective market areas. Kinetics revenues were over $400,000,000 for its fiscal year ended September 30, 1997.

"The combination of Kinetics' project management expertise and U.S. Filter's equipment and technology expertise will provide the pharmaceutical, biotechnology and microelectronics markets with their first fully integrated turnkey process water capability," said Richard J. Heckmann, Chairman, President and CEO of U.S. Filter. "With the reduction in cycle times and the drive towards single source capabilities, we believe the combination of U.S. Filter and Kinetics will be truly unique in our industry and will provide a platform for the integration of many other U.S. Filter products including wastewater, filtration devices and other process equipment," he said.

David Shimmon, CEO of The Kinetics Group, Inc., stated "We are delighted to become part of the U.S. Filter team. The merger of U.S. Filter and The Kinetics Group is an exciting opportunity for our customers and employees. It greatly expands our geographical reach, our integrated system capabilities and our ability to aggressively pursue corporate development activities that will strengthen our position as the leading provider of high purity process piping systems. Furthermore, our employees will benefit from the combination of two dynamic organizations."

With Kinetics' 19 offices across the United States, U.S. Filter indicated that the integration of the two companies will begin immediately and that it expected Kinetics to be additive to its earnings in the fiscal year beginning April 1, 1998. U.S. Filter also announced that for its third fiscal quarter ended December

31, 1997, the Company completed 24 acquisitions totaling $865,000,000 in annualized revenues. The total includes Memtec Limited, Kinetics and other transactions in virtually every segment of its businesses. The Company said the cumulative purchase price paid for the above transactions was approximately $770,000,000 in cash, stock and assumed debt.

With annualized revenues before the above acquisitions of over $2.6 billion, U.S. Filter is the leading global provider of industrial, municipal and residential water and wastewater treatment systems, products and services, with an installed base that U.S. Filter believes is the largest worldwide. In addition, U.S. Filter has the industry's largest network of sales and service facilities through over 600 locations including 77 manufacturing plants in 31 countries. U.S. Filter is also a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. It is also actively involved in the development of privatization initiatives for municipal water treatment facilities in the U.S., Mexico and Canada.